Exhibit 10.4


                DESCRIPTION OF RAYMOND F. KUNZMANN'S COMPENSATION


      Raymond F. Kunzmann is serving as Chief Financial Officer and Senior Vice President of Mobius Management Systems, Inc. (the "Company") pursuant to an offer from the Company which includes the following principle terms:

      o     Starting annual salary: $175,000 paid in semi-monthly installments.
      o Monthly bonuses: an annual total of $150,000 paid in monthly installments of $12,500 for accomplishment of performance criteria which the Company and Mr. Kunzmann will mutually determine prior to Mr. Kunzmann's start date and amend as mutually agreed thereafter. For the first year of employment, Mr. Kunzmann shall receive bonus payments with a total of no less than $75,000.
      o Stock options: 170,000 options in Mobius stock, (subject to approval of the Mobius Board of Directors) to be granted in accordance with the Mobius options program. These options are ISO qualified and non-qualified options (depending on applicable laws and regulations) and vest over five years as follows: 20% at the end of the first year and 5% each quarter thereafter while Mr. Kunzmann is employed by Mobius.
      o Change of Control - in addition to the standard change of control provision for Mobius Stock Options Plan, a change of control feature wherein if (a) there was a change in control of the Company and, (b) as a result of the change in control, Mr. Kunzmann's employment was constructively terminated (i.e., actually terminated; given a lower level position; asked to relocate more than 35 miles from the existing corporate headquarters; etc.) Mr. Kunzmann would receive a payment of one and half times his annual total compensation.

      Mr. Kunzmann will participate in the Company's benefits program generally available to the Company's employees.

      Employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either Mobius or Mr. Kunzmann. There is no express and/or implied contract of employment with Mobius.


Dated:  December 16, 2003